For immediate release

MILLER ENERGY RESOURCES SECURES $250MM SENIOR REVOLVING CREDIT FACILITY

Company closes commercial bank facility with an initial borrowing base of $60MM

KNOXVILLE, Tenn. - (June 03, 2014) - Miller Energy Resources, Inc. (“Miller” or “the Company”) (NYSE: MILL) today announced that it has secured a three-year $250MM senior secured, reserve-based revolving credit facility. KeyBanc Capital Markets Inc. served as the sole bookrunner and lead arranger. The credit facility, with an initial borrowing base of $60MM, is priced on a sliding scale, based on LIBOR plus three hundred to four hundred basis points, depending upon level of borrowing (per the table below). The Company drew $20MM under the revolver at closing which will be used to provide working capital for development drilling in Alaska. In addition to KeyBank National Association, the syndicate includes CIT Finance LLC, Mutual of Omaha Bank, and OneWest Bank N.A.

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	>25%, but <50%	>50%, but <75%	>75%, but <90%	>90%, but <100%
Spread above LIBOR	3.00%	3.25%	3.50%	3.75%	4.00%
Undrawn Commitment Fee Rate	0.50%	0.50%	0.75%	0.75%	0.75%

“This new facility allows us to access development capital at rates far lower than previously available. Moreover, it is designed for our borrowing base to grow in conjunction with increased production and well-bore diversification, further reducing our average cost of capital over time,” said John Brawley, Miller’s CFO. “With this transaction, the Company has dramatically transformed its debt profile from its previous mezzanine structure, with 18.0% interest rates, to a conforming revolving credit line at interest rates of less than 5.0%, coupled with our second lien facility with an interest rate of 11.75%. Together, we expect these two facilities will bring our average cost of debt below 10.0%.”

“With its deposit base in Alaska and strong capital markets capabilities, KeyBank is a perfect partner for us and we are excited to begin a long-term relationship with them and the other new participants in our revolving credit syndicate,” stated Scott M. Boruff, the Company’s CEO. “We believe the facility and the $56.6 million of submitted Alaska tax rebates provide a clear path to fully funding all of our planned capital expenditures in Cook Inlet for the year and present a cost effective financial structure that will grow with us.”

About Miller Energy Resources

Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Mississippian Lime and the Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company’s common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller Energy to experience additional operating losses; high debt costs under its existing senior credit facility; potential limitations imposed by debt covenants under its senior credit facility on its growth and ability to meet business objectives; the need to enhance management, systems, accounting, controls and reporting performance; uncertainties related to the filing of its Form 10-K for 2011; litigation risks; its ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; its ability to successfully acquire, integrate and exploit new productive assets in the future; its ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves; risks associated with the hedging of commodity prices; its dependence on third party transportation facilities; concentration risk in the market for the oil we produce in Alaska; the impact of natural disasters on its Cook Inlet Basin operations; adverse effects of the national and global economic downturns on our profitability; the imprecise nature of its reserve estimates; drilling risks; fluctuating oil and gas prices and the impact on results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the impact that future legislation could have on access to tax incentives currently enjoyed by Miller; that no dividends may be paid on its common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to restricted securities and outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; and risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates. Additional information on these and other factors, which could affect Miller’s operations or financial results, are included in Miller Energy Resources, Inc.’s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2013. Miller Energy Resources, Inc.’s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

For more information, please contact:

Derek Gradwell
MZ Group
SVP, Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us